Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	February 20, 2020

FHLB CINCINNATI ANNOUNCES 2019 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2019.
Operating Results

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Net income for 2019 was $276 million and return on average equity (ROE) was 5.65 percent. This compares to net income of $339 million and ROE of 6.29 percent for 2018. For the fourth quarter of 2019, net income was $76 million and ROE was 6.64 percent, compared to net income of $80 million and ROE of 5.90 percent for the same period of 2018.

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Net income decreased in both comparison periods primarily due to lower spreads earned on Advances and lower average Advance balances. However, the lower net income in both comparison periods was partially offset by increases in the fair values of certain derivatives and other financial instruments carried at fair value. Despite the decline in net income in the fourth quarter of 2019 compared to the same period of 2018, ROE was higher in the fourth quarter of 2019 due to the lower average capital balance, which resulted from the repurchases of excess stock throughout the year.

Balance Sheet Highlights

▪	Total assets at December 31, 2019 were $93.5 billion, a decrease of $5.7 billion (six percent) from year-end 2018.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $75.4 billion at December 31, 2019, a decrease of $4.8 billion (six percent) from year-end 2018. The decline in Mission Asset Activity was driven by lower Advance balances.

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Total investments at December 31, 2019 were $34.4 billion, an increase of $0.8 billion (two percent) from year-end 2018. Total investments included $13.5 billion of mortgage-backed securities and $20.9 billion of liquidity investments. All mortgage-backed securities held were issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. agency. Liquidity investments consisted of highly-rated short-term instruments and longer-term U.S. Treasury and GSE obligations. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2019, GAAP capital was $4.4 billion, a decrease of 17 percent from year-end 2018, which primarily resulted from the repurchase of excess capital stock. The GAAP and regulatory capital-to-assets ratios were 4.75 percent and 4.79 percent, respectively, at December 31, 2019. Retained earnings grew seven percent in 2019 to end the year at $1.1 billion.

Dividend

▪	The FHLB paid its stockholders a cash dividend on December 19, 2019 at a 4.00 percent annualized rate, which is 2.07 percentage points above the fourth quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for 2019 resulted in an accrual of $31 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded more than $749 million in subsidies towards the creation of approximately 93,000 units of affordable housing.

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In addition to the required AHP assessment, the FHLB awarded nearly $3.0 million in 2019 through its two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its 2019 Form 10-K with the Securities and Exchange Commission on or about March 19, 2020.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 640 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2019	December 31, 2018	Percent Change (2)
Total assets	$93,492	$99,203	(6)%
Advances (principal)	47,264	54,872	(14)
Mortgage loans held for portfolio (principal)	10,981	10,272	7
Total investments	34,389	33,614	2
Consolidated Obligations	87,524	92,603	(5)
Mandatorily redeemable capital stock	22	23	(7)
Capital stock	3,367	4,320	(22)
Total retained earnings	1,094	1,023	7
Total capital	4,445	5,330	(17)
Regulatory capital (1)	4,483	5,336	(16)

Capital-to-assets ratio (GAAP)	4.75%	5.37%
Capital-to-assets ratio (Regulatory) (1)	4.79	5.41

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2019	2018	Percent Change (2)	2019	2018	Percent Change (2)
Total interest income	$507	$664	(24)%	$2,445	$2,381	3%
Total interest expense	408	543	(25)	2,039	1,882	8
Net interest income	99	121	(18)	406	499	(19)
Non-interest income (loss)	6	(11)	NM	(10)	(37)	72
Non-interest expense	21	21	—	89	85	5
Affordable Housing Program assessments	8	9	(5)	31	38	(19)
Net income	$76	$80	(5)	$276	$339	(19)

Return on average equity	6.64%	5.90%		5.65%	6.29%
Return on average assets	0.34	0.30		0.28	0.32
Net interest margin	0.44	0.46		0.42	0.47
Annualized dividend rate	4.00	6.00		5.05	5.88
Average 3-month LIBOR	1.93	2.63		2.33	2.31

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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